Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Nxu, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	48,015,188	(3)	$0.24	(4)	$11,523,645	(4)	.00015310	$1,764.27
Total Offering Amounts							$11,523,645			$1,764.27
Total Fee Offsets										-
Net Fee Due										$1,764.27

(1)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of Class A common stock of Nxu, Inc. (the “Company”) that become issuable under the Nxu, Inc. 2023 Omnibus Incentive Plan (as amended and restated, the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Company, which results in an increase in the number of outstanding shares of Class A common stock.
(3)	Represents an additional 48,015,188 shares of Class A common stock authorized and reserved for issuance under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A common stock on the Nasdaq Capital Market on December 12, 2024, a date within five business days of the filing date of this Registration Statement.